Exhibit 8.2

[Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP]

[                    ], 2005

Nextel Communication, Inc.

2001 Edmund Halley Drive

Reston, VA 20191

Re:	Agreement and Plan of Merger by and among Sprint
Corporation, S-N Merger Corp. and Nextel
Communications, Inc. dated as of December 15, 2004

Ladies and Gentlemen:

We have acted as counsel for Nextel Communications, Inc., a Delaware corporation (“Nextel”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 15, 2005 among Sprint Corporation (“Sprint”), a Kansas corporation, S-N Merger Corp., a Delaware corporation and a wholly owned subsidiary of Sprint (“Merger Sub.”), and Nextel, pursuant to which Nextel will merge with and into Merger Sub. (the “Merger”) with Merger Sub. as the surviving corporation, on the terms and conditions set forth therein. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

We have examined (i) the Merger Agreement, (ii) registration statement on Form S-4 (the “Registration Statement”), and (iii) the representation letters of Sprint, Nextel and Merger Sub. delivered to us for purposes of this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the

Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by Sprint, Merger Sub. and Nextel in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement or the Representation Letters “to the best knowledge of,” or based on the belief of Sprint, Merger Sub. and Nextel or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. If any assumption above is untrue for any reason, our opinion might be adversely affected and may not be relied upon.

Based upon the foregoing, we hereby confirm our opinion set forth under the heading “Material U.S. Federal Income Tax Consequences” in the Registration Statement, subject to the limitations and qualifications stated therein.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign laws, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

Our opinion is based on current statutory, regulatory and judicial authority, any of which might be changed at any time with retroactive effect. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,